Exhibit 99.1

Lehigh Gas Partners LP Reports Second Quarter 2013 Results and Announces a 5.5% Increase in Its Quarterly Cash Distribution

ALLENTOWN, PA (August 8, 2013) - Lehigh Gas Partners LP (NYSE: LGP) (the “Partnership,” “we,” or “us”) today reported its financial results for the quarter ended June 30, 2013, and announced that the Board of Directors of its general partner approved a 5.5% increase in the Partnership’s cash distribution per unit from the current annual rate of $1.81 per unit ($0.4525 per quarter) to $1.91 per unit ($0.4775 per quarter).  In addition to the actual financial results for the quarter, the Partnership is providing certain pro forma results for the period ended June 30, 2012.  The Partnership completed its initial public offering on October 30, 2012, and, as such, management believes the pro forma results for the periods ended June 30, 2012, provide investors with a more relevant comparison than the actual results of our predecessor for the periods ended June 30, 2012.  Please see the section entitled “Pro Forma Financial Results” for additional information on our pro forma financial results.

In the Second Quarter of 2013, the Partnership:

•                  Distributed 160.7 million gallons of fuel compared to pro forma second quarter 2012 volume of 154.0 million gallons of fuel, a 4.4% increase.

•                  Generated gross profit from fuel sales of $12.0 million compared to pro forma second quarter 2012 gross profit from fuel sales of $10.7 million, a 12.1% increase.

•                  Generated Adjusted EBITDA of $14.9 million compared to pro forma second quarter 2012 Adjusted EBITDA of $11.1 million, a 34.1% increase.

•                  Declared a second quarter distribution of $0.4775 per unit, a 5.5% increase over the current quarterly distribution of $0.4525 per unit.

Second Quarter 2013 Results

Net income for the second quarter of 2013 totaled $5.5 million or $0.36 per common unit.  For the quarter, EBITDA totaled $14.1 million, Adjusted EBITDA totaled $14.9 million and Distributable Cash Flow amounted to $11.2 million or $0.75 per common unit.  Please refer to the section included herein under the heading “Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” for a discussion of our use of non-GAAP adjusted financial information.

“The Partnership posted strong second quarter financial results.  We continue to successfully execute our core strategy, as evident by our financial results and our recent announcement of two asset acquisitions,” said Chairman and CEO Joe Topper.  “I am also pleased to announce our $0.025 per unit quarterly distribution increase, which is our second consecutive quarterly distribution increase,” Topper added.

Total revenue amounted to $487.7 million for the quarter ended June 30, 2013, consisting of $477.4 million of aggregate revenues from fuel sales, including revenues from fuel sales to affiliates, and $10.3 million of aggregate rent income, including rent income from affiliates.  The aggregate gross profit from fuel sales amounted to $12.0 million for the quarter.  During the quarter, we distributed 160.7 million gallons of fuel resulting in a $2.97 average selling price per gallon and a $0.075 average margin per gallon.  For the quarter ended June 30, 2012, on a pro forma basis, the Partnership distributed 154.0 million gallons of fuel at an average selling price of $3.09 per gallon and an average margin of $0.069 per gallon, resulting in a gross profit of $10.7 million.  The increase in gross profit from fuel sales for the second quarter of 2013 relative to 2012 was due to the higher average fuel margin and higher overall fuel volume for the second quarter of 2013 relative to 2012.  The increase in fuel volume was primarily due to the Express Lane acquisition completed in the fourth quarter of 2012 and, to a lesser extent, sites associated with the Getty leases signed during the second quarter of 2012 and subsequent Getty lease sites acquired later in the year, offset primarily by marketplace volume declines at certain sites and, to a lesser extent and on a net basis, certain dealer supply contracts that did not renew.  On a pro forma basis in the second quarter of 2012, the Partnership recorded $5.8 million in rent income.  The increase in rent income in the second quarter of 2013 relative to 2012 is due to the increased rent associated primarily with the Express Lane and Dunmore acquisitions completed in the fourth quarter of 2012 and, to a lesser extent, the Getty leases that commenced during the second quarter of 2012 and certain Getty leases signed later in 2012.

Total expenses amounted to $479.1 million for the quarter ended June 30, 2013, including rent expense of $3.9 million, operating expenses of $1.1 million, depreciation and amortization of $4.9 million, and selling, general and administrative expenses of $3.8 million.  For the quarter ended June 30, 2012, pro forma total expenses amounted to $472.0 million, including rent expense of $2.8 million, operating expenses of $0.6 million, depreciation and amortization of $3.5 million and selling, general and administrative expenses of $2.5 million.  The increase in rent expense in the second quarter of 2013 relative to 2012 is due to the increase in leasehold sites, primarily as a result of the Express Lane acquisition and the Getty leases signed last year.  The increase in operating expenses for the second quarter of 2013 relative to 2012 is due to the increased number of owned and leased sites relative to the previous year.  The increase in selling, general and administrative expenses in the second quarter of 2013 relative to 2012 is primarily due to increased professional fees, equity compensation expense and public company expenses.

Acquisition and Financing Activity

As previously announced, the Partnership entered into two asset purchase agreements subsequent to the quarter end.  On August 1, 2013, the Partnership entered into an agreement to purchase 30 fee and 4 leasehold sites from Rocky Top Markets, LLC and Rocky Top Properties, LLC (collectively, “Rocky Top”) for total consideration of $36.9 million, of which $10.7 million will be paid at closing.  The Rocky Top portfolio sites are located in and around the Knoxville, TN region and along Interstate Highways 40 and 75.  The total portfolio sold 34.1 million gallons of motor fuel in 2012.  On August 7, 2013, the Partnership entered into an agreement to purchase 14 fee and 3 leasehold sites from Rogers Petroleum, Inc. and affiliates (“Rogers”) for total consideration of $21.1 million.  The Rogers portfolio sites are located in eastern Tennessee, with a concentration in the Tri-Cities, TN region and along Interstate 81.  In 2012, the sites sold 18.7 million gallons of motor fuel.

“We are excited to enter into the Tennessee market with these two transactions,” said Chairman and CEO Joe Topper.  “We are pleased to be able to acquire such quality assets and the transactions provide us a solid platform to expand in the region,” Topper further added.

The transactions are expected to close during the third quarter of 2013.  The Partnership intends to fund the transactions from borrowings available under its credit facility.  For a more detailed description of the transactions, please see the Partnership’s Form 8-K filings filed with the Securities and Exchange Commission on August 2, 2013, and August 8, 2013.

In addition to the transactions above, during the quarter, the Partnership disposed of five non-core sites previously listed as assets held for sale and one additional site for total consideration of $2.2 million.  The Partnership also repurchased 4 sites for total consideration of $7.1 million that it had previously sold in a sale leaseback transaction.  Additionally, the Partnership purchased two sites in Florida for total consideration of $1.6 million that it had previously operated as leasehold sites and one site in Pennsylvania for $0.7 million.

Credit Facility Expansion and Amendment

As previously announced on May 13, 2013, the Partnership increased the size of its credit facility by $75 million to $324 million.  In addition to the increase in the facility size, the facility was also amended to modify certain terms of the agreement to allow for greater leverage and flexibility in regards to acquisitions.  A more detailed description of the credit facility amendment may be found in the Form 8-K filed on May 13, 2013 with the Securities and Exchange Commission.  As of June 30, 2013, the Partnership had $184.9 million of outstanding borrowings and $124.5 million available for borrowing, net of outstanding borrowings and letters of credit, under the Partnership’s credit facility.

Distributions to Unitholders

The Partnership announced today that the Board of Directors of its general partner approved a 5.5% increase in the Partnership’s cash distribution per unit from the current annual rate of $1.81 per unit ($0.4525 per quarter) to $1.91 per unit ($0.4775 per quarter).  The increased distribution represents an annual distribution rate of 7.1% based on the Partnership’s common unit closing price on August 7, 2013 of $27.00.  The new quarterly distribution rate of $0.4775 per unit commences with the payment of the second quarter cash distribution, payable on September 3, 2013 to all unitholders of record as of August 23, 2013.  In total, the annual cash distribution per unit has increased 9.1%, or $0.16 per unit, from the initial annual distribution rate of $1.75 per unit at the time of the initial public offering in October 2012.  In reviewing its distribution policy, the Board determined that it will continue to evaluate the

Partnership’s distribution each quarter.  As previously announced, it is the intent of the Partnership going forward to declare its quarterly cash distribution concurrently with its earnings release.

Second Quarter Earnings Call

The management team of the Partnership will hold a conference call on Friday, August 9, 2013 at 9:30 AM EDT to discuss the quarterly results.  The dial-in information for the call is

Live Dial-in Information:

Primary Dial-in #:	877-280-4962
Secondary Dial-in#:	857-244-7319
Participant Passcode:	23068519
Preregistration:	No

Replay Dial-in Information

Available From:	8/9/2013 11:30 AM ET
Available To:	9/6/2013 11:59 PM ET
Primary Dial-in #:	888-286-8010
Secondary Dial-in #:	617-801-6888
Participant Passcode:	71192654

About Lehigh Gas Partners LP

Lehigh Gas Partners, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels.  Formed in 2012, Lehigh Gas Partners owns or leases more than 500 sites in nine states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire and Maine.  The company is affiliated with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco and Valero.  LGP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for many additional brands.  For additional information, please visit www.lehighgaspartners.com.

Investor Contact:

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com

Forward Looking and Cautionary Statements

This press release and oral statements made regarding the subjects of this release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding our plans, objectives, expectations and intentions and other statements that are not historical facts, including statements identified by words such as “outlook,” “intends,” “plans,” “estimates,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “anticipates,” “foresees,” or the negative version of these words or other comparable expressions.  All statements addressing operating performance, events, or developments that the Partnership expects or anticipates will occur in the future, including statements relating to revenue growth and earnings or earnings per unit growth, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements are based upon our current views and assumptions regarding future events and operating performance and are inherently subject to significant business, economic and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond our control.  The statements in this press release are made as of the date of this press release, even if subsequently made available by us on our website or otherwise.  We do not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Partnership does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Partnership cannot guarantee their accuracy.  Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, including the factors discussed in this report and those described in the “Risk Factors” section of the Partnership’s Form 10-K filed on March 28, 2013 with the Securities and Exchange Commission as well as in the Partnership’s other filings with the Securities and Exchange Commission.  No undue reliance should be placed on any forward-looking statements.

Lehigh Gas Partners LP

Consolidated and Pro Forma Statements of Operations

 ($ in thousands, except per unit amounts)

	Lehigh Gas Partners LP for the Three Month Period Ending June 30, 2013 (unaudited)	Lehigh Gas Partners LP Pro Forma for the Three Month Period Ending June 30, 2012 (unaudited)	Lehigh Gas Partners LP for the Six Month Period Ending June 30, 2013 (unaudited)	Lehigh Gas Partners LP Pro Forma for the Six Month Period Ending June 30, 2012 (unaudited)
Revenues:
Revenues from fuel sales	228,719	293,733	447,023	564,559
Revenues from fuel sales to affiliates	248,704	181,449	491,569	311,255
Rent income	3,833	2,587	7,185	5,310
Rent income from affiliates	6,432	3,215	13,349	6,000
Revenues from retail merchandise and other	—	4	—	7
Total revenues	487,688	480,988	959,126	887,131

Costs and expenses:
Cost of revenues from fuel sales	223,665	285,764	437,943	551,947
Cost of revenues from fuel sales to affiliates	241,772	178,726	478,735	305,930
Rent expense	3,900	2,788	7,784	4,836
Operating expenses	1,100	606	1,910	1,353
Depreciation and amortization	4,864	3,546	9,703	8,082
Selling, general and administrative expenses	3,820	2,510	7,399	4,978
Gains on sales of assets, net	(47)	(1,892)	(47)	(2,973)
Total costs and operating expenses	479,074	472,048	943,427	874,153
Operating income	8,614	8,940	15,699	12,978
Interest expense, net	(3,518)	(1,976)	(6,907)	(4,249)
Other income, net	593	347	1,097	1,065
Income from continuing operations before income taxes	5,689	7,311	9,889	9,794
Income tax expense from continuing operations	(220)	(75)	(663)	(150)
Income from continuing operations after income taxes	5,469	7,236	9,226	9,644
Income from discontinued operations	—	169	—	309
Net income	5,469	7,405	9,226	9,953
Net income allocated to common units	2,735		4,613
Net income allocated to subordinated units	2,734		4,613
Net income per common unit - basic and diluted	$0.363		$0.613
Net income per subordinated unit - basic and diluted	$0.363		$0.613
Weighted average limited partners’ units outstanding - basic and diluted:
Common units	7,526,044		7,525,952
Subordinated units	7,525,000		7,525,000

Pro Forma Supplemental Operating Metrics - ($ in thousands, except per gallon amounts)

	Lehigh Gas Partners LP Three Month Period Ending June 30, 2013 (unaudited)	Lehigh Gas Partners LP Pro Forma Three Month Period Ending June 30, 2012 (unaudited)	Lehigh Gas Partners LP Six Month Period Ending June 30, 2013 (unaudited)	Lehigh Gas Partners LP Pro Forma Six Month Period Ending June 30, 2012 (unaudited)
Revenues from fuel sales	228,719	293,733	447,023	564,559
Revenues from fuel sales to affiliates	248,704	181,449	491,569	311,255
Revenues from fuel sales - aggregate	477,423	475,182	938,592	875,814
Cost of revenues from fuel sales	223,665	285,764	437,943	551,947
Cost of revenues from fuel sales to affiliates	241,772	178,726	478,735	305,930
Cost of revenues from fuel sales - aggregate	465,437	464,490	916,678	857,877

Gross profit from fuel sales - aggregate	11,986	10,692	21,914	17,937

Volume of gallons distributed (in millions)	160.7	154.0	310.4	283.4
Selling price per gallon	$2.971	$3.086	$3.024	$3.090
Margin per gallon	$0.075	$0.069	$0.071	$0.063

Capital Expenditures - Maintenance	662	118	745	805
Capital Expenditures - Expansion	3,224	—	3,384	500

Site Count

As of June 30, 2013, we distributed motor fuels to 713 sites in the following classes of business:

• 209 sites operated by Independent Dealers;

• 307 sites owned or leased by us and operated by LGO;

• 197 sites owned or leased by us and operated by Lessee Dealers.

In addition, we distribute motor fuels to eight sub-wholesalers who distribute to additional sites (in prior quarters, we included an estimate of the number of sites to which sub-wholesalers distribute).

Lehigh Gas Partners LP

Condensed Consolidated Balance Sheet

 ($ in thousands)

(unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	463	4,768
Accounts receivable, net	6,039	5,741
Accounts receivable from affiliates	18,755	8,112
Other current assets	2,488	4,353
Total current assets	27,745	22,974
Property and equipment, net	240,036	243,022
Intangible assets, net	33,033	35,602
Deferred financing fees, net and other assets	11,339	10,617
Goodwill	5,636	5,636
Total assets	317,789	317,851

Liabilities and partners’ capital
Current liabilities:
Lease financing obligations, current portion	2,533	2,187
Accounts payable	22,821	16,279
Motor fuel taxes payable	6,929	9,455
Income taxes payable	523	342
Accrued expenses and other current liabilities	5,544	3,890
Total current liabilities	38,350	32,153
Long-term debt	185,856	183,751
Lease financing obligations	67,410	73,793
Other long-term liabilities	13,629	13,609
Total liabilities	305,245	303,306

Partners’ capital	12,544	14,545
Total liabilities and partners’ capital	317,789	317,851

Non-GAAP Financial Measures of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow”

(Presented on an Actual and / or Pro Forma Basis)

We use the non-GAAP financial measures (computed on an actual and pro forma basis) of “EBITDA”, “Adjusted EBITDA” and “Distributable Cash Flow” in this press release.  EBITDA represents net income before deducting interest expense, income taxes and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to exclude gains or losses on sales of assets and certain non-cash items as deemed appropriate by management.  Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, maintenance capital expenditures and income tax expense.

EBITDA, Adjusted EBITDA and Distributable Cash flow are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders.  EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and to assess our ability to incur and service debt and to fund capital expenditures.  In addition, Adjusted EBITDA is used to assess the operating performance of our business on a consistent basis by excluding the impact of sales of our assets which do not result directly from our wholesale distribution of motor fuel and our leasing of real property.  EBITDA, Adjusted EBITDA and Distributable Cash Flow are used to assess our ability to generate cash sufficient to make distributions to our unit-holders.

We believe the presentation of EBITDA, Adjusted EBITDA and Distributable Cash Flow provides useful information to investors in assessing our financial condition and results of operations.  EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash flows provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and Distributable Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash flows provided by operating activities.  Additionally, because EBITDA, Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present reconciliations of both actual and pro forma EBITDA, actual and pro forma Adjusted EBITDA, and actual and pro forma Distributable Cash Flow to actual and pro forma net income for each of the periods indicated.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA ($ in thousands)

	Actual Three Months Ended June 30, 2013 (unaudited)	Pro Forma Three Months Ended June 30, 2012 (unaudited)	Actual Six Months Ended June 30, 2013 (unaudited)	Pro Forma Six Months Ended June 30, 2012 (unaudited)
Net income	5,469	7,405	9,226	9,953
Plus:
Depreciation and amortization	4,864	3,546	9,703	8,082
Income tax expense	220	75	663	150
Interest expense, net	3,518	1,976	6,907	4,249
EBITDA	14,071	13,002	26,499	22,434
Plus: Non-cash equity compensation	873	—	1,069	—
Less: Gains on sales of assets, net	(47)	(1,892)	(47)	(2,973)
Adjusted EBITDA	14,897	11,110	27,521	19,461

Computation of Distributable Cash Flow ($ in thousands)

	Actual Three Months Ended June 30, 2013 (unaudited)	Actual Six Months Ended June 30, 2013 (unaudited)
Adjusted EBITDA	14,897	27,521
Less:
Cash interest expense	(2,791)	(5,551)
Maintenance capital expenditures	(662)	(745)
Income tax expense	(220)	(663)
Distributable Cash Flow	11,224	20,562

Pro Forma Financial Results

As presented herein in this press release, the (unaudited) pro forma financial statements of the Partnership are derived from the historical combined financial statements as of and for the period January 1, 2012 to June 30, 2012 and have been prepared to give effect to formation of the Partnership, the contribution of certain assets, liabilities, and / or equity interests of the Lehigh Gas Entities (Predecessor) to the Partnership, the new Partnership credit facility agreement, the Offering, and the use of proceeds from the Offering and related transactions.

The (unaudited) pro forma statement of operations gives effect to the adjustments as if they had occurred beginning January 1, 2012 for the period January 1, 2012 to June 30, 2012.  As more fully discussed below, the pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments.

In connection with the Offering, certain assets, liabilities, and / or equity interests of the Predecessor were contributed to the Partnership, and the Partnership began providing wholesale fuel distribution services for LGO, an affiliate of the Predecessor, and other, unrelated third-party customers.  The assets, liabilities and results of operations of the Predecessor for periods prior to their actual contribution to the Partnership are presented as the Predecessor.

The (unaudited) pro forma financial statements of the Partnership should be read together with the historical combined financial statements of the Predecessor and the consolidated financial statements of the Partnership included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and the Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the U.S. Securities and Exchange Commission.  The (unaudited) pro forma financial statements of the Partnership were derived by making certain adjustments to the historical combined financial statements of the Predecessor for the periods January 1, 2012 to June 30, 2012.  As noted above, the pro forma adjustments are based on currently available information and certain estimates and assumptions; therefore, the actual adjustments may differ from the pro forma adjustments.  However, management believes the estimates and assumptions provide a reasonable basis for presenting the significant effects of the transactions (as discussed below).  Management also believes the pro forma adjustments give appropriate effect to those estimates and assumptions and that they are properly applied in the (unaudited) pro forma financial statements.  The (unaudited) pro forma financial statements are not necessarily indicative of the results that actually would have occurred if the Partnership had assumed the operations of the Predecessor on the dates indicated nor are they indicative of future results, in part because of the exclusion of various operating expenses.

The unaudited pro forma combined financial statements principally include the following transactions:

•                  The contribution to the Partnership by the Predecessor of substantially all of its wholesale motor fuel distribution business, other than certain assets that do not fit our strategic or geographic plans, environmental indemnification assets, environmental liabilities, and certain other assets and liabilities;

•                  The contribution to the Partnership by the Predecessor of certain owned and leased properties;

•                  The issuance and sale by the Partnership of 6,900,000 common units to the public, at $20.00 per common unit, with net proceeds to the Partnership of $125.7 million, after deducting the underwriters’ discount of 6.5% and a structuring fee of 0.5% (from the $20.00 per common unit offering price) and $2.6 million of offering expenses;

•                  The payment by the Partnership of an aggregate of $6.8 million of transaction costs related to the offering and the new credit facility;

•                  The Partnership’s entry into a new credit facility agreement with a revolving credit facility, which was drawn in part upon the closing of the Offering; and,

•                  U.S. federal and state income tax incurred by a taxable wholly-owned subsidiary of the Partnership.